Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Delek Logistics Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Common units representing limited partner interests	457(o)	(1)	(2)	$500,000,000	0.00014760	$73,800

Total Offering Amounts					$500,000,000		$73,800

Total Fee Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$73,800

(1)

There are being registered hereunder such indeterminate number of common units as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $500,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common units being registered hereunder also include such indeterminate number of common units as may be issued from time to time with respect to the common units being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act with respect to the securities to be sold by the registrant. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $500,000,000.